Exhibit 99.14

EATON CORPORATION PLC

Offer to Redeem Outstanding Ordinary Shares of Eaton Corporation plc

In Exchange for the Issuance of Shares of Common Stock

of

MOBILITY (USA) CORPORATION

Pursuant to the Prospectus, dated [  ], 2027

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON [  ], 2027, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. EATON ORDINARY SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

[  ], 2027

To Banks, Brokers and Other Nominees:

Eaton Corporation plc (“Eaton”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus, dated [  ], 2027 (together with any amendments or supplements thereto, the “Prospectus”), to redeem all or a portion of the outstanding Ordinary Shares, par value $0.01 per share, of Eaton (“Eaton Ordinary Shares”) that are validly tendered prior to the expiration of this Exchange Offer and not properly withdrawn, in exchange for the issuance of shares of common stock, par value $0.01 per share (“SpinCo common stock”), of Mobility (USA) Corporation, a Delaware corporation (“SpinCo”). Immediately following the consummation of the exchange offer, and if necessary, the Clean-Up Spin-Off (as defined in the Prospectus), 100% of the SpinCo common stock held by Eaton will be canceled and extinguished, Atlas Mobility Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of SpinCo (“Merger Sub”), will be merged with and into Dana Incorporated, a Delaware corporation (“Dana”) (such merger, the “Merger”), with Dana surviving the Merger as a direct wholly owned subsidiary of SpinCo and each outstanding share of Dana common stock, par value $0.01 per share (“Dana common stock”) being converted into the right to receive a number of fully paid and nonassessable shares of SpinCo common stock equal to the Merger Exchange Ratio and, immediately following the Merger as part of the same overall transaction, Dana will merge with and into a Delaware limited liability company that currently is, or prior to the Effective Time will be formed as, a direct wholly owned subsidiary of SpinCo (“Second Merger Sub”), with Second Merger Sub surviving as a direct wholly owned subsidiary of SpinCo (the “Second Merger” and, together with the Merger, the “Mergers”). The Merger Exchange Ratio is one, subject to adjustment as provided in the Merger Agreement. Prior to the Distribution, Eaton will cause the total number of shares of SpinCo common stock outstanding to be set so that, immediately following the Merger, pre-Merger holders of SpinCo common stock (i.e., former Eaton shareholders) will hold 50.1%, and pre-Merger holders of Dana common stock will hold 49.9%, of the issued and outstanding shares of SpinCo common stock, in each case on a fully diluted basis. Capitalized terms used but not defined herein will have the meanings ascribed to them in the Prospectus.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Eaton Ordinary Shares, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus, Eaton is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No bank, broker or other nominee shall be deemed to be the agent of Eaton, SpinCo, Dana, the Distribution Exchange Agent or the information agent for purposes of the exchange offer.

Eaton’s obligation to exchange shares of SpinCo common stock for Eaton Ordinary Shares is subject to certain conditions, as described in the Prospectus, which you should review in detail, and which may be waived by Eaton as described in the Prospectus.

For your information and for forwarding to your clients for whom you hold Eaton Ordinary Shares, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus, dated [ ], 2027;

2.	a Letter of Transmittal (including the Exchange and Transmittal Information Booklet) for validly tendering Eaton Ordinary Shares;

3.

a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the Eaton Ordinary Shares and other required documents cannot be delivered to the Distribution Exchange Agent by the expiration of the exchange offer;

4.

a form of Letter to Clients, which may be sent to your clients for whose accounts you hold Eaton Ordinary Shares registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer; and

5.	a form of Notice of Withdrawal for use in withdrawing Eaton Ordinary Shares previously tendered in the exchange offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON [  ], 2027, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Eaton Ordinary Shares validly tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer, and unless Eaton has previously accepted such shares for exchange pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Eaton accepts Eaton Ordinary Shares for exchange pursuant to the exchange offer, your tender is irrevocable.

Eaton will not pay any fees or commission to any bank, broker or other nominee or other person (other than to the information agent or the Distribution Exchange Agent) for soliciting tenders of Eaton Ordinary Shares pursuant to the exchange offer. Eaton will, however, upon request, reimburse banks, brokers or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of Eaton Ordinary Shares tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Distribution Exchange Agent of (a) (i) share certificates representing all physically tendered Eaton Ordinary Shares in proper form for transfer or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those Eaton Ordinary Shares in the Distribution Exchange Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section of the Prospectus entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for Eaton Ordinary Shares, properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson at 51 W 52nd, 6th Floor, New York, NY 10019, Telephone: 877-568-5145. You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

[  ]

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF EATON, SPINCO, DANA, THE DISTRIBUTION EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.